EXHIBIT 99.1

                                  NEWS RELEASE

BW Account Number 1079001
DATE:           December 30, 2002 2:00pm E.S.T.
CONTACT:        James L. Saner, Sr., President and CEO
                MainSource Financial Group 812-663-0157


                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
                Announces Trust Preferred Securities Transactions


Greensburg, Indiana (NASDAQ: MSFG) - James L. Saner, Sr., President and Chief Executive Officer of MainSource Financial Group, announced today that the Company issued $8,000,000 of variable rate Trust Preferred Securities on December 19, 2002. The rate on these securities is tied to the 3-month LIBOR rate and will adjust quarterly. The current rate is 4.66%. These securities mature in 30 years and can be called anytime after 5 years. Simultaneously, the Company is redeeming a portion of their current outstanding fixed rate Trust Preferred Securities. These securities, which trade under the symbol MSFGP, carry a fixed rate of 8.75%. The amount redeemed will be $8,425,000 with a redemption date of February 11, 2003. This represents approximately 38% of the current outstanding issue.

Assuming a relatively stable interest rate environment in 2003, the Company expects to save approximately $300,000 on a pre-tax basis in interest expense. However, the interest savings in 2003 will be off set by the write-off of the deferred acquisition costs related to the redeemed securities. Therefore, the impact to 2003 earnings is negligible. The Company expects to realize interest savings in future years based on management's interest rate forecast.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the Nasdaq Stock Market (trading symbol: MSFG) and is a community-focused, multi-bank, financial services oriented holding company with assets of approximately $1.2 billion. Through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana; Regional Bank, New Albany, Indiana; and Capstone Bank, Watseka, Illinois, it operates 42 offices in 18 Indiana counties and seven offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates five offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.

                                      *****

  MainSource Financial Group, Inc., 201 N. Broadway, Greensburg, Indiana 47240